Exhibit 99.1

BellRing Brands Announces Repricing of $636 Million Term Loan

St. Louis, Missouri - February 26, 2021 - BellRing Brands, Inc. (NYSE:BRBR) (the “Company”) today announced that its subsidiary, BellRing Brands, LLC (“BellRing LLC”), completed an opportunistic repricing of its existing $636.2 million term loan through an amendment to its credit agreement.
The amendment refinances BellRing LLC’s term loan to reduce the interest rate on the term loan by 100 basis points (1.00%) to the Eurodollar Rate plus 4.00% or the Base Rate plus 3.00%, and also reduces the floor for the Eurodollar Rate for BellRing LLC’s term loan from 1.00% to 0.75%. In addition, the amendment provides that if on or before August 26, 2021 BellRing LLC repays the term loan with the proceeds of a new financing at a lower effective interest rate, or further amends the credit agreement to reduce the effective interest rate, BellRing LLC must pay a 1% premium on the amount repaid or subject to the interest rate reduction.
The repricing is expected to reduce annual cash interest by approximately $8 million. The term loan maturity date of October 21, 2024 and all other material provisions under the credit agreement remain unchanged.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, the rapidly changing situation related to the COVID-19 pandemic and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category. Its primary brands, Premier Protein® and Dymatize®, comprise all major product forms, including ready-to-drink protein shakes, powders and nutrition bars, and are distributed across channels including club, food, drug, mass, eCommerce, specialty and convenience.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665